EXHIBIT 4.3.16A


                                   EXCERPT OF
                                MINUTES OF ACTION
                                     BY THE
                               BOARD OF DIRECTORS
                                       OF
                           GENERAL COMMUNICATION, INC.
                                NOVEMBER 29, 2001



                           RESOLVED, that Amendments #1 and #2 to the Qualified Employee Stock Purchase Plan of General Communication, Inc. are adopted effective as of the dates indicated thereon.

                           FURTHER RESOLVED, that the Model Amendment required to be adopted pursuant to the Economic Growth and Tax Relief Reconciliation Act of 2001 is approved and adopted effective January 1, 2002.